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                                                                     EXHIBIT 4.3


                   CONSENT OF MINE RESERVES ASSOCIATES, INC.

To the Board of Directors of Glamis Gold Ltd.

We hereby consent to the reference in the Registration Statement on Form F-10 of Glamis Gold Ltd. (the "Registration Statement") filed with the United States Securities and Exchange Commission on November 13, 2002 to our firm under the heading "Summary of Reserves and Other Mineralization - Proven and Probable Mineable Reserves" in Glamis Gold Ltd.'s Annual Information Form for the year ended December 31, 2001, which is incorporated by reference in the prospectus included in the Registration Statement and to the reference to our firm as experts in mining, engineering and geology under the heading "Experts" in the prospectus included in the Registration Statement.


MINE RESERVES ASSOCIATES, INC.

By:  /s/ Donald Elkin
Its: President

Vancouver, Canada
November 13, 2002